JEFFREY C. MILLER
                                107 Selden Street
                                Berlin, CT 06037

                                                            Exhibit 5.1



                                   August 26, 1994




The Connecticut Light and Power Company
107 Selden Street
Berlin, Connecticut 06037-1616

     Re: The Connecticut Light and Power Company Registration Statement on Form S-3

Ladies and Gentlemen:

     I am Assistant General Counsel of Northeast Utilities Service Company, an affiliate of The Connecticut Light and Power Company, a Connecticut corporation (the "Company"). I have acted as counsel for the Company with respect to the Registration Statement on Form S-3 filed by it under the Securities Act of 1933, as amended, to register $300,000,000 in aggregate amount of First and Refunding Mortgage Bonds (the "Bonds"), Preferred Stock, $50 par value (the "Preferred Stock") and Class A Preferred Stock, $25 par value (the "Class A Preferred Stock," and together with the Bonds and Preferred Stock, the "Securities") to be sold by the Company to underwriters who will make a public offering of the Securities being sold or to other purchasers determined at the time of sale. I have reviewed the Registration Statement, and the exhibits thereto, relating to the Securities, and the Company's Charter, as amended to the date of this opinion, and have examined or caused to be examined such other papers, documents and records, have made such examination of law and have satisfied myself as to such other matters as I deemed relevant and necessary for purposes of this opinion.

     Based upon the foregoing, I am of the opinion that at such time as (i) the issue and sale of the Securities in question have been duly authorized by the Board of Directors of the Company or by a duly authorized agent of the Board of Directors, (ii) there is in effect such appropriate order of the Securities and Exchange Commission as may be necessary, (iii) the Preferred Stock, if any, is delivered against payment therefor of a purchase price of not less that $50 per share, (iv) the Class A Preferred Stock, if any, is delivered against payment therefor of a purchase price of not less than $25 per share, (v) one or more Supplemental Indentures with respect to the Bonds, if any, have been duly executed, delivered and recorded and (vi) the Bonds, if any, have been duly executed, authenticated and delivered against payment therefor, the Preferred Stock and Class A Preferred Stock will be legally issued, fully paid and non-assessable shares of preferred stock of the Company, and the Bonds will be legally issued and binding obligations of the Company entitled to the security provided in the Indenture.



     I hereby consent to the use of this opinion in connection with the registration of the Securities under the Securities Act of 1933, as amended, and to the references to me under "Legal Opinions and Experts" in the prospectus included in the Registration Statement.

                                  Very truly yours,
                                   /s/ Jeffrey C. Miller
                                   Assistant General Counsel